Exhibit 99.1

Contact:	Mike Schuh	(425) 951-1381
	Anne Bugge	(425) 951-1378

SONOSITE REPORTS RECORD OPERATING INCOME
AND STRONG CASH FLOW

Company Ends Negotiations with Acquisition Candidate
Will Take Related $3.0 million Pre-tax Charge in Q4
Conference Call to be Held October 30 at 1:30 pm Pacific/4:30 Eastern

BOTHELL, WA, October 23, 2008 -- SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried ultrasound for the point-of-care, today reported financial results for the third quarter and nine months ended September 30, 2008.

Worldwide revenue in the third quarter of 2008 grew 23% to $61.6 million compared with $50.0 million in the third quarter of 2007.  For the nine months of 2008, worldwide revenue grew 24% to $173.4 million compared with $140.2 million for the nine months of 2007.  Changes in foreign currency rates increased worldwide revenue by approximately 0.6% for the third quarter and 2.7% for the nine months of 2008.

For the third quarter of 2008, net income grew to $4.7 million or $0.27 per diluted share, compared with net income of $1.5 million or $0.09 per diluted share in the third quarter of 2007. For the nine months of 2008, net income grew to $8.5 million or $0.49 per diluted share, compared with net income of $2.6 million or $0.15 per diluted share for the nine months of 2007. Net income in both the third quarter and nine month periods of 2008 included a $1.5 million after-tax benefit for the settlement of the Zonare patent lawsuit.

“We saw excellent revenue growth alongside strengthening profitability in the third quarter,” said Kevin M. Goodwin, SonoSite President and CEO.  “Both our US and International teams executed well. Our International team turned in its eighth consecutive quarter of 20% plus revenue growth while the US grew 18%.  Demand for our new products, the M-Turbo (TM) and S Series (TM), continued to accelerate and accounted for approximately 60% of the quarter’s revenue.”

“On the M&A front, this month we ended negotiations with an acquisition candidate,” Mr. Goodwin said.  “These discussions had been ongoing for awhile but we could not reach an agreement.  We will therefore take a $3.0 million one-time, pre-tax charge in the fourth quarter for associated expenses as well as for severance.”

“SonoSite will redouble its focus on achieving long-term organic growth and improving profitability,” Mr. Goodwin continued.  “We have a strong market share position, leading proprietary technology and markets that are large and marginally penetrated.  Even with the expected economic slowdown, we plan to continue our growth plans and investment toward  innovations that improve clinical productivity and patient safety worldwide.”

Third Quarter and YTD Financial Highlights

US revenue grew 18% in the third quarter and 16% for the nine months of 2008 as compared with the prior year periods.  International revenue grew 30% for the third quarter and 31% year- to-date as compared to the same periods in 2007.  Overall, US revenue accounted for 54% of total revenue in the third quarter and 48% for the nine months.  Changes in foreign currency rates increased international revenue by 1.3% for the quarter and 5.6% for the nine months of 2008.

Gross margin in the third quarter of 2008 was 70% compared with 69% in the third quarter of 2007, and 71% for the nine months of 2008 compared to 70% in the same period of 2007.

Total operating expenses declined 6% in the third quarter to $33.1 million and increased 6% to $104.6 million for the nine months as compared with the same periods in 2007.  Third quarter and year-to-date 2008 total operating expenses included a $2.6 million pre-tax benefit for the previously mentioned patent litigation settlement.  Excluding this benefit, total operating expenses increased 2% in the third quarter and 9% for the nine months.  R&D expense increased 7% for the quarter and 5% for the nine months while SG&A expense increased by 1% for the quarter and grew 10% for the nine months compared to the prior year.  As a percent of revenue, SG&A expense declined to 46% from 56% in the prior year quarter and to 50% from 56% for the nine months of 2007.

Operating income in the third quarter of 2008 was $10.0 million compared with a loss of $340,000 in the prior year.  Third quarter operating income represented a record for the company, even after the patent litigation benefit is excluded. For the nine months, operating income was $17.8 million as compared with an operating loss of $1.1 million in the year ago period.

Other expense in the third quarter of 2008 was $1.7 million compared with other income of $2.5 million in the third quarter of 2007.  For the nine months of 2008, other expense was $2.8 million compared with other income of $5.0 million in 2007.  The change for the third quarter was due to foreign exchange rate changes and to lower interest rates on investments.  For the nine months of 2008, the change was primarily due to the increased interest expense from the convertible senior notes the company issued in July 2007.

As of September 30, 2008, cash and investments totaled $330.5 million, an increase of $20.6 million from December 31, 2007. Cash flow from operations during the nine months of 2008 was $18.0 million compared with $13.5 million in 2007.

Company Updates 2008 Outlook

SonoSite updated its financial outlook for 2008.  Revenue is expected to grow approximately 19 - 20% for the year as compared to previous guidance of 20%.  The expanded range reflects the potential negative impact on revenue growth from changes in foreign currency rates and a cautious capital spending outlook for US hospitals.  Management expects gross margin of approximately 70% and operating margins of 9 -10% which compares to the previously provided range of 9 - 11%.  The company reported a 2% operating margin in 2007.  Other expense is expected to be approximately $3.8 million compared to previous guidance of $3.0 million reflecting the negative impact from changes in foreign currency rates.  The tax rate for the year is expected to be about 41% compared to previous guidance of 40%.  The company will provide its 2009 outlook early next year.

Executive Promotions Announced

SonoSite also announced the promotions of Mr. Graham D. Cox to Senior Vice President, Worldwide Sales and Distribution and Mr. James M. Gilmore to Senior Vice President, Product Innovation and Delivery.  Mr. Cox joined SonoSite in 1999 as General Manger for Europe, Middle East and Africa and was promoted to Vice President for the region in 2003.  Mr. Cox was appointed Vice President, International in 2005.  Prior to SonoSite he held management positions with ATL Ultrasound, Philips Medical Systems and Acuson Corporation.

Mr. Gilmore was one of the first engineers to join SonoSite at the time of the company’s spin-off in 1998 and served as director of transducer engineering for six years.  Mr. Gilmore rejoined SonoSite in 2006 as Vice President Research and Development after serving as global engineering manager for ultrasound probes at GE Healthcare from 2004 to 2006.  Mr. Gilmore also held engineering positions previously with ATL Ultrasound and Diasonics.

“Both Graham and Jim have made significant and substantial contributions to SonoSite’s growth and success,” Mr. Goodwin said.  “They are richly deserving of these promotions and I look forward to their continued accomplishments and leadership in their expanded roles at the company.”

Conference Call Information

SonoSite will hold a conference call October 30 at 1:30 pm PT/4:30 ET. The call will be broadcast live and can be accessed via the “Investors” section of SonoSite’s website at www.sonosite.com.  A replay of the audio web cast will be available beginning October 30, 2008, 4:30 pm PT and will be available until November 13, 2008, midnight PT by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code 4566842 is required to access the replay.  The call will also be archived on SonoSite’s website at http://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.  Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries.  SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 600 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our customers’ ability to finance the purchase of our systems, including the effect of reducing spending by hospitals, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners and other sales channels  to market and sell our products and any changes to such channels, the impact of patent litigation, our ability to execute our acquisition strategy, the effect of transactions and activities associated with our issuance of senior convertible debt in July 2007, including a repurchase of a portion of the debt, on the market price of our common stock, and as well as other factors contained in the Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Condensed Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	2008	2007	2008	2007

Revenue	$61,633	$50,041	$173,362	$140,233
Cost of revenue	18,562	15,292	50,962	42,818

Gross margin	43,071	34,749	122,400	97,415
Gross margin percentage	69.9%	69.4%	70.6%	69.5%

Operating expenses:
Research and development	7,440	6,984	20,574	19,638
Sales, general and administrative	28,254	28,105	86,712	78,895
Licensing income and litigation settlement	(2,643)	-	(2,643)	-

Total operating expenses	33,051	35,089	104,643	98,533

Operating income (loss)	10,020	(340)	17,757	(1,118)

Other income (expense), net	(1,701)	2,469	(2,808)	5,043

Income before income taxes	8,319	2,129	14,949	3,925

Income tax provision	3,593	642	6,454	1,294

Net income	$4,726	$1,487	$8,495	$2,631

Net income per share:
Basic	$0.28	$0.09	$0.50	$0.16

Diluted	$0.27	$0.09	$0.49	$0.15

Weighted average common and potential
common shares outstanding:
Basic	16,927	16,657	16,858	16,586

Diluted	17,592	17,188	17,488	17,101

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)
	Sept 30, 2008	December 31, 2007

Cash and cash equivalents	$271,697	$188,701
Short-term investment securities	57,430	119,873
Accounts receivable, net	57,122	60,954
Inventories	29,354	29,740
Deferred income taxes, current	8,141	13,138
Prepaid expenses and other current assets	10,641	7,759

Total current assets	434,385	420,165

Property and equipment, net	9,344	10,133
Investment securities	1,340	1,257
Deferred income taxes	14,657	12,959
Intangible assets, net	16,745	16,346
Other assets	11,468	9,521

Total assets	$487,939	$470,381

Accounts payable	$8,907	$8,868
Accrued expenses	21,925	24,431
Deferred revenue, current portion	2,962	3,502
Deferred tax liability, current	115	115

Total current liabilities	33,909	36,916

Long-term debt	225,000	225,000
Deferred tax liability	4,645	4,528
Other liabilities, net of current portion	13,000	11,075

Total liabilities	276,554	277,519

Shareholders’ equity:
Common stock and additional paid-in capital	246,612	236,325
Accumulated deficit	(36,398)	(44,893)
Accumulated other comprehensive income	1,171	1,430

Total shareholders’ equity	211,385	192,862

Total liabilities and shareholders’ equity	$487,939	$470,381

Condensed Consolidated Statements of Cash Flow
(in thousands) (unaudited)
	Nine Months Ended
	Sept 30,
	2008	2007

Operating activities:
Net income	$8,495	$2,631
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	3,086	3,157
Stock-based compensation	5,209	5,566
Deferred income tax provision	5,068	882
Other adjustments	(349)	(3,747)
Changes in working capital	(3,511)	4,996

Net cash provided by operating activities	17,998	13,485

Investing activities:
Investment securities, net	62,368	(89,156)
Purchases of property and equipment	(2,198)	(2,762)
Acquisition of LumenVu	-	(3,498)
Earn-out consideration associated with SonoMetric acquisition	(921)	(654)

Net cash provided by (used in) investing activities	59,249	(96,070)

Financing activities:
Excess tax benefit from exercise of stock based compensation	961	477
Proceeds from convertible debt and related hedge transaction	-	208,540
Proceeds from exercise of stock options & employee stock
purchase plan	3,526	4,040

Net cash provided by financing activities	4,487	213,057

Effect of exchange rate changes on cash and cash equivalents	1,262	(1,662)

Net change in cash and cash equivalents	82,996	128,810
Cash and cash equivalents at beginning of period	188,701	45,673

Cash and cash equivalents at end of period	$271,697	$174,483